UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

THE STUDENT LOAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	April 14, 2006

Date of Meeting:	May 18, 2006
Time:	8:30 a.m., Eastern Time
Place:	The Waldorf-Astoria
301 Park Avenue
New York, New York 10022
(212) 355-3000

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

•	To elect four directors to hold office until the annual meeting in 2009, and until the election and qualification of their successors; and to elect one director to hold office until the annual meeting in 2008, and until the election and qualification of his successor;

•	To ratify the selection of KPMG LLP as independent auditors for 2006; and

•	To transact such other business as may properly come before the meeting.

Please complete the enclosed proxy card and return it promptly in the enclosed envelope. Stockholders of record at the close of business (5:00 p.m., Eastern Time) on March 31, 2006 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 750 Washington Boulevard, 9th Floor, Stamford, Connecticut, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,

Michael J. Reardon

Chairman, Chief Executive Officer and President

THE STUDENT LOAN CORPORATION

750 Washington Boulevard

Stamford, CT 06901

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Student Loan Corporation (the “Corporation”). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation, to be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York, on May 18, 2006 (the “Annual Meeting”), at 8:30 a.m. (Eastern Time), and at any adjournments or postponements of such meeting. The Board of Directors has set the close of business (5:00 p.m., Eastern Time) on March 31, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 20 million shares of the Corporation’s common stock outstanding and eligible to vote. Citibank, N.A. owns 80% of the Corporation’s outstanding common stock. Each share of common stock entitles the holder thereof to one vote on each matter that is voted on at the Annual Meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 14, 2006.

PROPOSAL 1:    ELECTION OF DIRECTORS

On July 21, 2005, the Corporation’s Board of Directors passed a resolution which increased the size of the Board of Directors from nine members to ten members. On March 7, 2006, the Corporation’s Board of Directors passed a resolution which increased the size of the Board of Directors from ten members to eleven members. The Corporation currently has ten directors and one vacancy on its Board of Directors. One nominee has been proposed by the Board of Directors to fill the vacancy.

The Corporation’s directors are divided into three classes. The directors of each class serve for a term of three years, and, therefore, the stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Dr. Evelyn Handler, Mr. Michael Dunn, Mr. Carl E. Levinson and Mr. Simon Williams serve for a term expiring at the Annual Meeting; Mr. Bill Beckmann, Dr. Glenda B. Glover and Mr. Michael J. Reardon serve for a term expiring at the annual meeting in 2007; and Ms. Gina Doynow, Mr. Rodman L. Drake and Ms. Stephanie B. Mudick serve for a term expiring at the annual meeting in 2008.

Dr. John Affleck-Graves has been nominated for election by the Board of Directors to serve as a director of the Corporation.

Dr. Affleck-Graves, Dr. Handler, Mr. Dunn and Mr. Levinson have been proposed for election as directors of the Corporation to hold office until the third annual meeting following their election, Mr. Williams has been proposed for election as a director of the Corporation to hold office until the second annual meeting following his election.

If any nominee is unable to serve out his or her term, the Board of Directors may appoint a successor to fill the unexpired portion. The election of each nominee requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR the named nominees.

Director Information

The following information with respect to each director and director nominee is set forth below: name, age, positions and offices held, principal occupation, certain other of the director’s activities and term of office as director. Mr. Beckmann, Mr. Dunn, Mr. Levinson, Mr. Williams, Ms. Doynow and Ms. Mudick are officers of Citigroup Inc. or its subsidiaries. Citigroup indirectly owns 80% of the outstanding common stock of the Corporation.

Nominees for Director

- For Terms Expiring in 2009

John Affleck-Graves, 55.    Dr. Affleck-Graves has been the Executive Vice President of the University of Notre Dame since May 2004. From July 2001, he served as a Vice President and Associate Provost. From August 1986 to June 2000, Dr. Affleck-Graves served in various positions at the University of Notre Dame including as a faculty member in the Department of Finance and Business Economics. He served as the Chair of the Department from 1996 to 2000 and he continues to hold the position of the Notre Dame Chair in Finance. From May 2000 to June 2001 he was the Patty Hill Smith Eminent Scholar at Florida State University.

A graduate of the University of Cape Town, South Africa, Dr. Affleck-Graves has written on a wide variety of topics in finance and investments, including asset pricing models, initial public offerings, and shareholder value added. He has won teaching awards at Notre Dame, the University of Cape Town and Rotterdam School of Management.

Dr. Affleck-Graves is a nominee for election for a term that expires at the annual meeting in 2009. He was recommended to the Board of Directors of the Corporation by Mr. Reardon, the Chairman of the Board.

Michael R. Dunn, 54.    Mr. Dunn is the Chief Financial Officer and Chief Operating Officer of Citigroup’s Global Consumer Group. As Chief Financial Officer, he is responsible for the financial and treasury functions of the global cards, consumer finance, and retail banking businesses of Citigroup. As Chief Operating Officer, he is responsible for the staff functions of the Global Consumer Group including Legal, Human Resources, Communications, Information Technology, Decision Science, and Marketing. He is also a member of the Citigroup Management Committee.

Mr. Dunn joined Citicorp in 1977 in the Finance Division. Mr. Dunn then joined the Global Consumer Group in 1985 as Deputy Controller, and eventually became the Sector Controller in 1991. Prior to joining Citigroup, Mr. Dunn spent four years at Haskins and Sells, Certified Public Accountants (now Deloitte & Touche).

Mr. Dunn is a member of the Global Consumer Planning Group and serves on the board of Banamex, Citigroup’s wholly owned subsidiary headquartered in Mexico City, Mexico. He is a graduate of New York University and the University of Michigan’s Executive Program and is also a Certified Public Accountant in New York State.

Mr. Dunn has been a director of the Corporation since July 21, 2005. His current term as a director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting in 2009.

Evelyn E. Handler, 72.    Dr. Handler served as the Executive Director and Chief Executive Officer of the California Academy of Sciences from 1994 to 1997. Prior to joining the California Academy of Sciences, Dr. Handler served as a Research Fellow and as an Associate of the Graduate School of Education at Harvard, and as a Senior Fellow at The Carnegie Foundation for the Advancement of Teaching. She served as President of Brandeis University from 1983 to 1992, and as President of the University of New Hampshire from 1980 to 1983. Previously, she was Dean of Sciences and Mathematics and professor of biological sciences at Hunter College. Dr. Handler also acted as the President of Merrimack Consultants LLC, Bow, New Hampshire from 1999 through 2004.

A graduate of Hunter College, Dr. Handler earned her M.Sc. and her Ph.D. degrees from New York University and her J.D. from Pierce Law. She has written extensively on myelogenous leukemia research.

Dr. Handler is a Fellow of the American Association for the Advancement of Science and a Fellow of the New York Academy of Sciences. Additionally, she was elected to the Board of Governors of the New York Academy of Sciences in 1979. She holds honorary degrees from the University of Pittsburgh, Rivier College and Hunter College.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the Annual Meeting, and she is a nominee for election for a term that expires at the annual meeting in 2009.

Carl E. Levinson, 59.    Mr. Levinson serves as the Group Executive for Citigroup’s Consumer Lending Group. In this role, he is responsible for the businesses that provide real estate, education and automobile financing to customers in North America. Prior to assuming his current responsibilities in September 2005, Mr. Levinson had been Division Executive of Citigroup’s Consumer Assets Division since 1997 and has been Chairman of CitiMortgage, Inc. since August 1992. Mr. Levinson joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Citicorp Remittance Services. From 1982 to 1984, Mr. Levinson was the Product Manager for Citicorp Retail Services, Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992.

Mr. Levinson has been a director of the Corporation since October 1994, and from July 1997 through January 2001 and January 2005 to January 2006 served as Chairman of the Board. He also served as the Corporation’s Chief Executive Officer from October 1997 to May 1998. His current term as director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting in 2009.

- For Terms Expiring in 2008

Simon Williams, 48.    Simon Williams has been Head of Citigroup’s Global Consumer Group Risk Management since January 1, 2004 and a member of the Citigroup Management Committee since January 2002. Prior to his current role, from 2002 to 2004, Mr. Williams was Executive Vice President of International Retail Banking for Citigroup, covering global consumer products outside North America. Before that, he was Executive Vice President of Citibank’s Consumer Group business in Asia and Latin America from 1997 to 2002.

Before joining Citigroup, Mr. Williams held several senior management roles, from 1993 to 1997, at GE Capital in Europe and the United States, in a variety of consumer financial service businesses. His experience includes a management consultant position with Bain & Co. and training with Price Waterhouse & Co. in London.

Mr. Williams has been a director of the Corporation since May 2005. His current term as director expires at the Annual Meeting, and he is a nominee for election for a term that expires at the annual meeting in 2008.

Continuing Directors

- Terms Expiring in 2008

Gina Doynow, 47.    Ms. Doynow has been a Senior Vice President with Citicorp Credit Services, Inc. since February 2003. Since joining Citicorp in 1988, she has held a number of operations, risk and marketing jobs within the Retail Bank and North American Card Services. These included Director of Revenue Services, a fee based enhancement business and Fraud Risk Policy Director. She was also the CitiCards Business Manager for the College Credit Unit for three years. From 1995 to 1997, she served as Citicorp’s Representative to the MasterCard International Security Committee.

Ms. Doynow has been a director of the Corporation since August 2000. Her current term as director expires at the annual meeting in 2008.

Rodman L. Drake, 63.    Since 1997, Mr. Drake has acted as Managing Director of CIP Management, a private equity group focused on investments in mining and natural resources, which he also co-founded. He is a director of Jackson Hewitt, the tax preparation service, where he serves on the corporate governance and compensation committees. Since 1995, he has been a director of Parsons Brinckerhoff, a $1.7 billion employee-owned global infrastructure engineering firm, where he is chair of the audit committee, and a member of the finance committee.

Mr. Drake is Chairman of the Hyperion Funds, three NYSE–traded closed-end funds invested in mortgage-backed securities, where he heads the nominating committee and is a member of the audit committee. He is also a trustee for the Excelsior Funds, sponsored by U.S. Trust/Schwab, where he is chair of the audit committee and a member of the nominating committee.

Active in community service, Mr. Drake is a director of the Animal Medical Center of New York and a member of the drawing committee of the Whitney Museum. From 1988 to 1993, he was a trustee of the Lebanese-American University in Beirut, Lebanon.

Mr. Drake has been a director of the Corporation since April 2005. His current term as director expires at the annual meeting in 2008.

Stephanie B. Mudick, 50.    Ms. Mudick is Executive Vice President and General Counsel of Citigroup’s Global Consumer Group. In her role as General Counsel, Ms. Mudick oversees all legal issues in the Global Consumer Group; she oversees Business Practices and Sales and Distribution in all of the Global Consumer businesses globally and has matrix responsibility for Compliance across the Global Consumer Group. Ms. Mudick is a member of the Citigroup Management Committee and of the Global Consumer Group Planning Group.

Previously, Ms. Mudick served as Head of Customer Operations and Chief Administrative Officer of the Global Consumer Group, and before that, in a number of roles in the Legal Department. She joined Citigroup in 1993.

Ms. Mudick is on the Advisory Board of the Museum of Natural History. She is also a member of the Board of Advisors of the City Year New York, the New York Chapter of the service program—an affiliate of the Americorps network; member of the Families and Work Institute, a not-for-profit organization that addresses the changing nature of work and family life; a member of the Board of Directors of the Teachers Network, a not-for-profit organization that supports public school teachers nationwide and a member of the YMCA’s Academy of Women Achievers.

Ms. Mudick has been a director of the Corporation since May 2005. Her current term as a director expires at the annual meeting in 2008.

- Terms Expiring in 2007

Bill Beckmann, 45.    Mr. Beckmann has been a director of the Corporation since October 1997 and served as Chairman of the Board of Directors of the Corporation from January 2001 to January 2005. Prior to that he was the President of the Corporation from October 1997 to January 2001 and its Chief Executive Officer from May 1998 to January 2001. Before joining the Corporation, from 1984 to 1994, he held a number of jobs with Citicorp subsidiaries, including managing strategic planning for the Citicorp Card Products Group, managing finance for Citicorp’s private label credit card program and managing asset dispositions for a provider of real-time financial information. From 1994 to 1997, Mr. Beckmann was a Vice President of International Business Machines, with responsibility for developing IBM’s Internet business. From April 2003 to July 2005, Mr. Beckmann served as President of Citigroup Real Estate Servicing and Technology. Since July 2005 Mr. Beckman has served as President and Chief Operating Officer of CitiMortgage, Inc.

His current term as director expires at the annual meeting in 2007.

Glenda B. Glover, 53.    Dr. Glover has been the Dean of the College of Business of Jackson State University since 1994. From 1990 to 1994, she was the Chairperson of the Department of Accounting and an Assistant Professor at Howard University. Prior to joining Howard University, from 1985 to 1990, Dr. Glover was the Chief Financial Officer and a Senior Vice President of Metters Industries, Inc. From 1979 to 1984, she was the Project Manager for Tax Administration and Coordinator of Investor Relations at Potomac Electric Power Co. Dr. Glover founded the National Center for Enterprise Zone Research in 1987 and is currently the President of this non-profit economic development corporation. She also serves on the Advisory Board for Union Planters Bank of Mississippi and has served as a Board Examiner for the American Institute of Certified Public Accountants.

Dr. Glover earned her Ph.D. in business from George Washington University and her J.D. from Georgetown University Law Center.

She has been a director of the Corporation since May 1998. Her current term as director expires at the annual meeting in 2007.

Michael J. Reardon, 48.    Mr. Reardon has been the Chief Executive Officer and a director of the Corporation since July 15, 2004 and was appointed Chairman of the Board of Directors of the Corporation in January 2006. He has been the President of the Corporation since February 11, 2005. Mr. Reardon served as Acting Chief Financial Officer of the Corporation from January 23, 2004 to April 1, 2004. Prior to these positions, Mr. Reardon was the Chief Financial Officer of Citigroup’s Consumer Assets Division from April 15, 2002 to July 14, 2004. His previous roles include Chief Administrative Officer for the Citigroup Consumer Finance and Consumer Assets Division from December 1, 2000 to April 14, 2002; Managing Director of the Citigroup Strategy and Business Development Group from January 1, 1999 to April 13, 2002; Travelers Group Managing Director of Financial Planning and Analysis from June 1, 1996 to December 31, 1998; and Managing Director of High Yield Leverage Finance for Salomon Smith Barney from May 1, 1994 to May 31, 1996.

His current term as director expires at the annual meeting of the Corporation in 2007.

Share Ownership of Directors and Executive Officers

The following directors, director nominees, and named executive officers, and all current directors and executive officers as a group, owned, as of March 31, 2006, the number of shares of the Corporation’s common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares of common stock outstanding.

Name/Position	Shares of Common Stock
John Affleck-Graves, Director Nominee	0
Bill Beckmann, Director	4,000
Catherine Birch, Vice President, Secretary and General Counsel[1]	300
Gina Doynow, Director	0
Rodman L. Drake, Director	100
Michael R. Dunn, Director	0
Mark W. Gilder, Vice President and Chief Operating Officer	0
Glenda B. Glover, Director	0
Evelyn E. Handler, Director	0
Christine Y. Homer, Vice President, Secretary and General Counsel[1]	0
Carl E. Levinson, Director	0
Mario Mastrantoni, Chief Accounting Officer[2]	0
Daniel P. McHugh, Vice President and Chief Financial Officer	0
Stephanie B. Mudick, Director	0
Michael J. Reardon, Chief Executive Officer, President, and Director	0
Simon Williams, Director	0
All directors and executive officers as a group (16 persons)[3]	4,400

Certain Other Share Owners

Citibank, N.A., 399 Park Avenue, New York, NY 10043, an indirect wholly owned subsidiary of Citigroup, is the holder of 16 million shares of the Corporation’s outstanding common stock as of March 31, 2006, which accounts for 80% of the Corporation’s outstanding common stock. Citigroup Holdings Company is the sole stockholder of Citibank, N.A. and Citigroup is the sole stockholder of Citigroup Holdings. Each of Citibank N.A., Citigroup Holdings and Citigroup has shared voting power and shared dispositive power with respect to such shares. The address of the principal office of each of Citibank N.A., Citigroup Holdings and Citigroup is 399 Park Avenue, New York, NY 10043.

Citibank, N.A. is the only person known by the Corporation to own beneficially more than 5% of the Corporation’s outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s outstanding

[1]	Effective March 7, 2006, Ms. Christine Y. Homer assumed the duties of Vice President, Secretary and General Counsel for the Corporation from Ms. Catherine Birch. Effective March 7, 2006, Ms. Birch left the Corporation to become the Vice President and General Counsel of Citi Home Equity, a Citigroup business that is an affiliate of the Corporation.

[2]	Effective January 13, 2006, Mr. Mastrantoni left the Corporation to pursue other opportunities. Effective May 19, 2006, Mr. Raja Dukkuri will assume the duties of Controller and Chief Accounting Officer.

[3]	Includes shares held by Ms. Birch.

common stock, to file with the Securities and Exchange Commission and the New York Stock Exchange (“NYSE”) initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock. Such directors, officers, and 10% stockholders are also required to furnish the Corporation with copies of all such filed reports.

Based on its review of the forms it received, or written representations from reporting persons, the Corporation believes that all of its directors, officers and 10% shareholders timely filed all required reports under Section 16(a) during 2005.

Board Meeting Data

There were 10 meetings of the Board of Directors during 2005. Each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of Board committees which he or she was a member in 2005.

Meetings of Non-Management Directors

The Corporation’s non-management directors meet in executive session without any management directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually five times each year, and, if the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant.

Board Committees

The Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee

The principal function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Corporation’s financial statements and financial reporting process and the Corporation’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent audit of the Corporation’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by the Corporation with legal and regulatory requirements, including the Corporation’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter. The Audit Committee, which, during 2005, included Mr. Drake, Dr. Glover and Dr. Handler, had 12 meetings. The Board of Directors has determined that in addition to being independent according to the Board of Directors’ independence standards as set out in the Corporation’s Corporate Governance Guidelines, each of the members of the Audit Committee is independent according to the corporate governance rules of the NYSE and the applicable Securities and Exchange Commission rules. In addition, the Board of Directors has determined that Dr. Glover is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.

A copy of the Audit Committee Charter, adopted by the Board, was filed with the Corporation’s Proxy Statement that was filed in April of 2004. In addition, a copy of the Audit Committee Charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

Compensation Committee

The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance and evaluating information concerning such matters as competitive compensation levels and employee benefit programs. The Compensation Committee, which, during 2005, included Mr. Drake, Dr. Glover and Dr. Handler, had 5 meetings. The Board of Directors has determined that in addition to being independent according to the Board of Directors’ independence standards as set out in the Corporate Governance Guidelines, each of the members of the Compensation Committee is independent according to the corporate governance rules of the NYSE. A copy of the Compensation Committee Charter, adopted by the Board, was filed with the Corporation’s Proxy Statement that was filed in April of 2004. In addition, a copy of the Compensation Committee Charter is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

Nomination of Directors

The Board of Directors has not established a separate standing nominating and corporate governance committee. Since 80% of the Corporation’s voting power is held by Citibank, N.A. the Corporation is considered a “controlled corporation.” A “controlled corporation” is not required by the corporate governance rules of the NYSE to have a separate standing nominating and corporate governance committee. In light of the Corporation’s status as a “controlled corporation” and the NYSE corporate governance rules the Board believes that it is appropriate not to have a separately designated nominating committee and therefore, the Corporation does not have a nominating committee charter. The Board of Directors as a whole performs the functions that would typically be performed by a nominating committee.

The Chairman of the Board initially considers all qualified independent director candidates identified by members of the Board, by senior management, by security holders or by a search firm. Security holders who would like to propose an independent director candidate for consideration by the Board may do so by submitting the candidate’s name, resumé and biographical information to the attention of the Secretary of the Corporation, The Student Loan Corporation, 750 Washington Boulevard, Stamford, CT 06901. All proposals for nomination received by the Secretary of the Corporation will be presented to the Chairman of the Board for consideration. Based on the Chairman’s assessment of each candidate’s independence, skills and qualifications, and after consultation with the Compensation Committee, the Chairman of the Board makes recommendations regarding potential independent director candidates to the Board. The Chairman of the Board and the Board follow the same process and use the same criteria for evaluating candidates proposed by security holders, members of the Board of Directors and members of senior management.

Citibank, N.A., the holder of the majority of the Corporation’s outstanding common stock, makes recommendations regarding all potential director candidates to the Board other than the independent director candidates recommended by the Chairman of the Board, as described above.

The Board reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed and approved by the Board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Corporation’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or routine way.

Dr. Affleck-Graves, a nominee for election as a director of the Corporation, Mr. Drake, Dr. Glover and Dr. Handler are independent in accordance with the Board of Directors’ independence standards as set out in the Company’s Corporate Governance Guidelines and the corporate governance rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Dr. Glover, as Chairperson, Dr. Handler and Mr. Drake. None of the Corporation’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Corporation’s Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of the Corporation’s directors.

Board Compensation

Directors who are not employees of the Corporation or affiliated companies receive an annual fee of $60,000 for service on the Board; an additional annual fee of $15,000 for service on the Compensation Committee; and an additional annual fee of $20,000 for service on the Audit Committee. An additional annual fee of $25,000 is paid to the Chairperson of the Audit Committee for services performed and an additional annual fee of $10,000 is paid to the Chairperson of the Compensation Committee for services performed. The designated “audit committee financial expert” receives an additional annual fee of $10,000 for services performed.

Directors who are employees of the Corporation or affiliated companies do not receive any fees or additional compensation for services as members of the Board or any committee. All directors are reimbursed for travel and other related expenses.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with generally accepted accounting principles, the system of internal controls and the establishment of procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Corporation’s independent auditors are responsible for auditing the financial statements. The Audit Committee assists the Board in oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing and quality of financial reporting practices of the Corporation. The Audit Committee relies on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

Audit Committee meetings are conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Corporation’s independent auditors, KPMG LLP. Among other things, the Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2005 with management, the internal auditors, and KPMG LLP, the Corporation’s independent auditors. Management’s discussions with the Committee included a review of critical accounting policies.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, and subject to the limitations on the role and responsibilities described above of the Audit Committee and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. Effective January 1, 2003, the Corporation adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related” services as defined by the Securities and Exchange Commission, certain tax services and other permissible non-audit services as specifically approved by the Chair of the Audit Committee and presented to the full Audit Committee at its next regular meeting. The policy also requires pre-approval of all services provided. The policy includes limitations on the hiring of KPMG partners and other professionals to ensure that the Corporation satisfy the SEC’s auditor independence rules. The Audit Committee has reviewed and approved the amount of fees paid to KPMG for audit and non-audit services. The Committee has delegated to its Chairperson the authority to approve such services for work costing up to $100,000. The Audit Committee concluded that the provision of services by KPMG is compatible with the maintenance of KPMG’s independence.

By the Audit Committee

Dr. Evelyn E. Handler, Chairperson

Rodman L. Drake

Dr. Glenda B. Glover

April 14, 2006

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation’s Board of Directors is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee annually evaluates individual and corporate performance.

Compensation for executive officers (other than the chief executive officer) was based on recommendations made by the Chairman of the Board and Chief Executive Officer of the Company and their assessment of the executives’ accomplishments and individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

Compensation for the Corporation’s executive officers consists of salaries and annual incentive awards, which may include cash awards as well as options to purchase Citigroup common stock.

Salaries for the executive officers of the Corporation are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position within the Corporation and Citigroup. Annual cash incentive awards for the executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Committee.

Stock option grants vary based on assessments of each executive officer’s individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citigroup stock in determining total compensation for such executive officers. In addition, executive officers (like all employees of the Corporation) are eligible to participate in certain of the compensation plans of Citigroup and its affiliates, including a savings incentive plan, a stock purchase plan and a retirement plan. The Corporation reimburses Citigroup for the cost of its employees’ participation in Citigroup’s plans.

In determining the salary, bonus, options and other compensation to be granted to the Corporation’s Chief Executive Officer, Michael J. Reardon, in fiscal year 2005, the Compensation Committee sought to reward Mr. Reardon for his demonstrated strong leadership in franchise development, commitment to implementation of the Five Point Plan, and progress in meeting the goals the Compensation Committee had set forth for Mr. Reardon in fiscal year 2005.

By the Compensation Committee

Dr. Glenda B. Glover, Chairperson

Rodman L. Drake

Dr. Evelyn E. Handler

April 14, 2006

EXECUTIVE OFFICERS

The executive officers of the Corporation are set forth below. Officers serve at the pleasure of the Board.

Name	Age	Position and Office Held
Michael J. Reardon	48	Chief Executive Officer
Mark W. Gilder	52	Vice President and Chief Operating Officer
Christine Y. Homer	39	Vice President, Secretary and General Counsel
Daniel P. McHugh	37	Vice President and Chief Financial Officer

Information with respect to Mr. Reardon is set forth above.

Mr. Gilder was appointed Chief Operating Officer of the Corporation in July of 2004. Prior to joining The Student Loan Corporation, Mr. Gilder was Executive Vice-President, International Leveraging at CitiCards since January 2004. Mr. Gilder joined Citi Cards in 1999 and has been Business Manager of both the AT&T Universal Card and the Citi Platinum Card Portfolios. Prior to joining Citi, he managed Database Technology and Direct Marketing for GE Capital Global Consumer and Retailer Financial Services from 1993 through 1999. He also worked in the Pharmaceutical and Defense industries in the development and marketing of database applications from 1978 to 1989.

Ms. Homer joined the Corporation on March 7, 2006 as Vice President, Secretary and General Counsel. From June 2004, she served as corporate counsel to Women and Company and General Counsel to the Citibank Retail Distribution Group proprietary funds transfer business. From 1999 to 2004, Ms. Homer was a member of Citigroup’s Corporate Mergers and Acquisition Legal Department where she focused on transactions for the global consumer businesses; she served as Interim Head of the department from 2002. Ms. Homer joined Citigroup in 1997.

Mr. McHugh joined the Corporation on April 1, 2004 as Vice President and Chief Financial Officer. Prior to joining the Corporation, Mr. McHugh was Chief Financial Officer of Citigroup Central Europe in both corporate and consumer businesses in the Czech Republic, Slovakia, Hungary, Romania and Bulgaria and the consumer business in Poland from May 2001 to March 2004. From May 1999 to April 2001, Mr. McHugh was Chief Financial Officer for the corporate and consumer businesses in the Czech Republic. Prior to joining Citigroup, Mr. McHugh was Audit Manager with KPMG from September 1997 to September 1998. Mr. McHugh is a certified public accountant.

Compensation

Compensation of employees is based on an assessment of each individual employee’s performance as well as the Corporation’s performance in attaining or exceeding a set of targets agreed on by the management of the Corporation and approved by the Compensation Committee. Employees of the Corporation participate in the compensation plans of Citigroup and its affiliates. Generally, compensation for the Corporation’s executive officers consists of salary and an annual cash incentive award (both of which are paid directly by the Corporation), as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees of Citigroup affiliates generally, in which executive officers also participate. The Corporation reimburses Citigroup for all costs incurred in connection with its employees’ participation in Citigroup benefit plans. Certain officers and other employees of the Corporation have also received options to purchase Citigroup stock (“Citigroup options”).

The tables on pages 13 through 17 show, among other things, salaries and bonuses paid during the last three years, Citigroup options granted in 2005 and aggregate Citigroup option exercises in 2005 for the named executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name & Principal Position	Year	Salary		Bonus(1)		Restricted Stock Awards(2)		Number of Securities Underlying Citigroup Options Granted(2)(3)	All Other Compensation
Catherine Birch(4) Vice President, Secretary And General Counsel	2005 2004 2003	$ $ $	179,000 176,100 176,100	$ $ $	86,250 86,250 71,250	$ $ $	28,750 28,750 23,750	308 (shares) 331 (shares) 1,200 (options)	$ $ $	0 0 0

Mark Gilder(5) Vice President & Chief Operating Officer	2005 2004	$ $	217,000 70,000	$ $	180,000 172,500	$ $	60,000 57,500	1,128 (shares) 1,394 (shares)	$ $	0 0

Mario Mastrantoni(6) Controller and Chief Accounting Officer	2005		$118,700		$70,000					$0

Daniel McHugh(7) Vice President & Chief Financial Officer	2005 2004	$ $	178,800 106,666	$ $	180,000 150,000	$ $	60,000 50,000	1025 (shares) 929 (shares)	$ $	48,000 0

Michael Reardon(8) Chief Executive Officer	2005 2004	$ $	268,300 121,712	$ $	650,000 441,965	$ $	162,500 147,321	3,229 (shares) 1,499 (shares)	$ $	0 0

(1)	Bonus awards were made in the year following the year of performance (i.e., 2006 for 2005 performance).

(2)	Certain restricted stock and deferred stock awards are issued under the Citigroup Capital Accumulation Program (“CAP”). For 2005, all of the covered executives received two awards of either restricted or deferred stock under CAP, depending on the covered executive’s age and service. The two awards consist of a core CAP award and a Supplemental CAP award. Core CAP awards are discounted 25% from market value and represent 25% of the covered executive’s total incentive compensation. Supplemental CAP awards are not discounted and represent 15% of certain covered executive’s total incentive compensation. Unless the compensation committee determines otherwise, Core CAP is mandatory for Citigroup senior management, to the extent they receive incentive awards, and other employees whose incentive award exceeds a certain threshold (generally $20,000 for the Corporation’s employees.) CAP awards vest 25% per year over a four year period, and are canceled upon a voluntary termination of employment or a termination of employment for gross misconduct, unless the recipient meets certain age and service requirements described below. Following the vesting of each portion of a CAP award, the shares become freely transferable. With respect to awards of restricted stock, from the date of award, the recipient can direct the vote and receive dividends. With respect to awards of deferred stock, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares vest.

Employees who receive CAP awards may elect to receive all or a portion of their incentive award in non-qualified stock options, in 25% increments rather than restricted or deferred stock. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and an exercise price equal to 100% of fair market value on the grant date. If options are elected, four options are granted for each share by which the restricted or deferred stock award is correspondingly reduced.

For awards granted under CAP for years prior to 2004, the vesting date is three years after the date of the award. If the recipient is still employed by Citigroup at the end of three years, the award becomes fully vested and the stock becomes freely transferable.

With respect to restricted and deferred stock awards, generally, if upon termination of employment the sum of the recipient’s age and years of service is at least 75, the recipient is no longer engaged in his or her business or profession, and with respect to awards granted prior to January 2005, the recipient is at least 55 years old, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations.

As of December 31, 2005 (excluding awards that vested in January 2005, but including awards made in January 2005), total holdings of restricted and deferred stock of Citigroup and the market value of such shares for the covered executives for years when employed at the Corporation was as follows:

Executive	Shares	Market Value
Catherine Birch	3,469	$168,354
Mark Gilder	10,855	$526,794
Mario Mastrantoni	—	—
Daniel McHugh	6,018	$292,030
Michael Reardon	20,570	$998,250

The closing price on the New York Stock Exchange of Citigroup common stock at December 30, 2005 was $48.53 per share.

(3)	All options indicated in the table are options to purchase the common stock of Citigroup. The share numbers in this column have been adjusted to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of 0.9326627. The expiration and vesting dates of each option did not change.

(4)	Mrs. Birch left the Corporation to work for an affiliate of the Corporation in March of 2006.

(5)	Mr. Gilder’s employment with the Corporation commenced in September 2004. Before September 2004 he was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. Mr. Gilder’s annualized salary for 2004 was $210,000.

(6)	Mr. Mastrantoni joined the Corporation on June 20, 2005 and left in January of 2006. His annualized salary was $225,000. The salary figure shown above reflects the fact that he worked only a portion of the year at the Corporation.

(7)	Mr. McHugh’s employment with the Corporation commenced in April 2004. Before April 2004, he was employed by an affiliate of the Corporation and his compensation was paid by that affiliate. Mr. McHugh’s annualized salary for 2004 was $160,000.

(8)	Mr. Reardon served as Acting Chief Financial Officer of the Corporation from January 2004 to April 2004; the Chief Financial Officer of Citigroup’s Consumer Assets Division from April 2004 to July 2004; and the Chief Executive Officer of the Corporation from July 2004 to the present. His annualized salary for 2004 was $260,000, and his incentive award for 2004, including cash bonus and restricted stock awards, was determined by the Corporation’s Compensation Committee.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Citigroup Options Granted(1)	Exercise Price	Expiration Date
Catherine Birch	0
Mark Gilder	0
Mario Mastrantoni	0
Daniel McHugh	0
Michael Reardon	2,025	$49.78	4/18/2010

(1)	Citigroup options are options to purchase the common stock of Citigroup were granted to certain employees of the Corporation meeting specified criteria, based upon individual employee and corporate performance. The Citigroup options generally vested in three equal installments, with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, and remain exercisable until the sixth anniversary of the grant. The sale of underlying shares acquired through the exercise of options is restricted for a two-year period. The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant.

OPTION EXERCISES TABLE

The following table shows the aggregate number of shares underlying options exercised in 2005 and the value at year-end of outstanding options, whether or not exercisable.

AGGREGATED CITIGROUP OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUE

Name	Shares Acquired on Exercise(A)	Value Realized(B)	Number of Securities Underlying Unexercised Citigroup Options at Fiscal Year End(C)		Value of Unexercised In-The-Money Citigroup Options at Fiscal Year End(D)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Catherine Birch	0	0	5,181	2,036	$19,995	$10,952
Mark Gilder	0	0	42,573	12,243	$397,955	$57,748
Mario Mastrantoni	0	0	0	0	0	0
Daniel McHugh	0	0	9,560	4,578	$74,096	$27,704
Michael Reardon	262	$19,062	63,038	11,171	$177,799	$71,478

(A)	This column shows the number of shares underlying options exercised in 2005 by the covered executives.

(B)	“Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the “Valued Realized” numbers do not reflect the tax impact of the exercise.

(C)	The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote 3 to the summary compensation table above.

(D)	“Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2005 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero. The market value of Citigroup’s common stock on the NYSE composite tape as of December 30, 2005 was $48.53 per share.

Employment Agreements

None of the executive officers of the Corporation has any employment agreements with the Corporation.

Retirement Plans

Qualified Pension Plan

The Corporation’s domestic employees are covered by the Citigroup Pension Plan. Prior to January 1, 2002, different formulas applied depending upon a given employee’s specific employment history with Citigroup. Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Employees become eligible to participate in the Citigroup Pension Plan after one year of service, and benefits generally vest after five years of service. The normal form of benefit under the Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

The named executive officers of the Corporation are covered under the Citigroup Pension Plan as indicated above.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code (IRC) compensation limit ($220,000 for 2006), or in respect of benefits accrued in excess of the IRC benefit limit ($175,000 for 2006).

The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

Name	Years of Accrual Service Through 2005	Estimated Annual Benefit
Catherine Birch	6	$37,400
Mark Gilder	11	$36,400
Mario Mastrantoni	—
Daniel McHugh	7	$58,800
Michael Reardon	12	$46,700

These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or as of January 1, 2006 age if older);

•	Covered compensation for each covered executive remains constant at 2006 levels;

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2006 levels;

•	The interest credit rate for cash balance benefits for 2006 (4.5%) remains constant;

•	The interest rate used to convert hypothetical account balances to annual annuities for 2006 (4.5%) remains constant; and

•	For covered executives who have not attained normal retirement age, the Estimated Annual benefit is their projected benefit at normal retirement age (age 65) assuming continuous employment with Citigroup until age 65. The projected value of the cash balance component of their benefit is determined by projecting their hypothetical account balance to normal retirement age using a constant rate of compensation and a constant interest rate. Because of the decline in the plan’s interest credit rate (from 5.1% in 2005 to 4.5% in 2006), the Estimated Annual Benefit for these covered executives was lower than the amounts reported for 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has engaged and expects to continue to engage in a variety of business arrangements with Citigroup and its affiliates. Management believes that these agreements and transactions are on terms no less favorable to the Corporation than those that could be obtained from unaffiliated third parties.

Citibank, N.A., the beneficial owner of 80% of the Corporation’s outstanding common stock, has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $30 billion for specified terms and at specified variable interest rates. At December 31, 2005, the Corporation’s outstanding borrowings under these facilities were approximately $24.0 billion. During 2005, the Corporation incurred approximately $804.8 million in interest and fees to Citibank, N.A. pursuant to these credit facilities.

During 2005, the Corporation participated in certain short-term interest rate swap agreements with Citibank, N.A. Short-term swaps having a notional amount of $7.0 billion matured on December 30, 2005 and there were no outstanding interest rate swaps at year-end 2005. Interest expense of approximately $3.0 million was incurred in 2005 pursuant to these agreements. Also in December 2005, the Corporation entered into several sold option agreements with Citibank, N.A. These option agreements had a fair value of $6.1 million and a notional amount of $2.0 billion.

Citigroup, which indirectly owns all of the stock of Citibank, N.A., and other banking corporations, has agreed that neither Citigroup nor any of its majority-owned subsidiaries (other than the Corporation) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program or successor legislation or certain “alternative” student loans (collectively, “covered student loans”). The agreement will not prevent Citigroup or its subsidiaries from acquiring any institution that is in the business of originating covered student loans, provided that Citigroup or its subsidiaries must cease or dispose of the business within a specified period. The agreement does not restrict Citigroup and its affiliates from acquiring, holding or servicing covered student loans. Currently, Citigroup and its subsidiaries (other than the Corporation) do not hold or service any material amount of covered student loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating covered student loans, by Citigroup and its affiliates. Citibank, N.A. and other bank subsidiaries of Citigroup are in the business of making personal loans, the proceeds of which may be used to finance educational costs and expenses.

The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citigroup. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations. The agreement currently runs through June 2006.

Citigroup and its subsidiaries have licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citigroup, certain trade names and trademarks for use in the Corporation’s business. In addition, Citibank, N.A. and certain of its bank affiliates currently allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation allows the use of its customer list by those affiliates during that same period.

The Corporation and Citibank, N.A. have agreed that Citibank, N.A. or its affiliates will perform certain other functions and services for the Corporation. These services include data processing, financial and regulatory reporting, financial systems, payroll and benefits administration, telecommunications, audit, legal affairs and support staff. The Corporation incurred approximately $20.2 million for the cost of those services provided by Citibank, N.A. and its affiliates in 2005. In addition, the Corporation has outsourced a substantial portion of its operations, including the servicing of its student loan portfolio, to Citibank USA, N.A. and other of its affiliates. The Corporation paid approximately $40 million pursuant to these outsourcing arrangements in 2005.

Citibank, N.A. provides the Corporation’s office facility and furniture in Pittsford, New York under a lease agreement that, during 2005, provided for annual payments of approximately $2.1 million, which included the Corporation’s allocable share of utilities and security expenses. The lease agreement expires in December 2013. The Corporation also pays Citibank, N.A. for the Corporation’s office facility and furniture in Stamford, Connecticut. There is no lease agreement for the Stamford, Connecticut office facility. During 2005, the Corporation paid $0.4 million for use of the Stamford facility, which included the Corporation’s allocable share of utilities, security and cafeteria expenses.

In order to comply with applicable banking laws, loans made under the Corporation’s CitiAssist program are originated by Citibank, N.A. at the request of the Corporation and serviced by the Corporation. Expenses incurred by the Corporation in underwriting, disbursing and servicing CitiAssist loans for Citibank, N.A. are reflected in a service fee charged to Citibank, N.A. pursuant to an intercompany agreement. During 2005, Citibank, N.A. paid the Corporation approximately $6.7 million in fees in connection with the agreement. CitiAssist loans are purchased by the Corporation at a premium shortly after the final disbursement is made. As of December 31, 2005, the Corporation’s CitiAssist loan portfolio totaled $4,812 million, excluding deferred costs.

The Corporation is included in various income tax or franchise tax returns of groups including Citibank, N.A. and other affiliated companies. The Corporation and Citibank, N.A. have entered into an agreement providing for allocations of various tax payments. The agreement also provides that the Corporation will pay to Citibank, N.A. one-half of the tax benefit derived by the Corporation as a result of specified transactions related to the establishment of the Corporation in 1992. During 2005, the Corporation made tax payments (net of tax refunds) of approximately $121.4 million to Citibank, N.A. pursuant to this agreement.

CUMULATIVE TOTAL RETURN

The following graph and table compare the annual changes in the Corporation’s cumulative total return for the last five years with the cumulative total return of the S&P 500 index and of SLM Corporation. The graph and table show the value at year-end 2005 of $100 invested at the closing price on December 31, 2001 in the Corporation’s common stock, the S&P 500, and SLM Corporation common stock. The comparisons in this table are set forth in response to Securities and Exchange Commission disclosure requirements, and, therefore, are not intended to forecast or be indicative of future performance of the common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

THE STUDENT LOAN CORPORATION, THE S&P 500 AND

SLM CORPORATION

	2001	2002	2003	2004	2005
The Student Loan Corporation	$100	$125	$192	$248	$288
S&P 500 Index	$100	$78	$100	$111	$117
SLM Corporation	$100	$125	$138	$199	$209

PROPOSAL 2:    STOCKHOLDER RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as the independent auditors of the Corporation for 2006. The appointment of this firm is proposed by the Audit Committee based, in part, on KPMG’s review of and familiarity with the Corporation’s business as part of its audit of Citigroup. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank, N.A. since 1964, for Citicorp since it commenced operations in 1968 and for Citigroup and its predecessors since 1969.

Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters. Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Corporation by KPMG during the years ended December 31, 2005 and December 31, 2004:

Audit Fees:    Audit fees include fees paid by the Corporation to KPMG in connection with the annual audit of the Corporation’s financial statements and KPMG’s review of the Corporation’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent auditors. The aggregate fees billed to the Corporation by KPMG for audit services rendered to the Corporation for the years ended December 31, 2005 and December 31, 2004 totaled approximately $670,800 and $340,000, respectively. The increase was related to a review of management’s assessment and an audit of the effectiveness of the Corporation’s internal control over financial reporting.

Audit-Related Fees.    Audit-related services include internal control reviews not required by regulators, accounting policy compliance, securitization due diligence and related attestation services. The aggregate fees billed to the Corporation by KPMG for audit-related services rendered to the Corporation for the years ended December 31, 2005 and December 31, 2004 totaled approximately $985,500 and $713,720, respectively. The increase in audit related fees from 2004 to 2005 was due primarily to securitization due diligence.

Tax Fees:    There were no fees paid or payable to the firm relating to tax services during 2005 or 2004.

All Other Fees:    No fees (other than those described above) were billed to the Corporation by KPMG for other services rendered to the Corporation during the years ended December 31, 2005 and 2004.

The Corporation adopted a policy, effective January 1, 2003, prohibiting the engagement of its primary independent auditors for non-audit services, unless such services are individually approved by the Corporation’s Audit Committee. The Corporation has not engaged KPMG for any non-audit services other than those permitted under its policy.

Approval of Independent Auditor Services and Fees

The Corporation’s Audit Committee has reviewed and approved all fees charged by the Corporation’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the provision of services by KPMG was consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. Effective January 1, 2003, the Corporation adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related services,” as defined by the Securities and Exchange Commission, certain tax services, and other permissible non-audit services as specifically approved by the chair of the Audit Committee and presented to the full committee at its next regular meeting. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the Securities and Exchange Commission auditor independence rules.

Under the policy approved by the Audit Committee, the Audit Committee must pre-approve all services provided by the Corporation’s independent auditors and fees charged. The Audit Committee will consider annually the provision of audit services and, if appropriate, pre-approve certain defined audit fees, audit-related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the Audit Committee will periodically monitor the levels of KPMG fees against the pre-approved limits. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

Administration of the policy is centralized within, and monitored by, the Corporation’s senior corporate financial management, which reports throughout the year to the Audit Committee.

CORPORATE GOVERNANCE

The Corporation aspires to the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Corporate Governance Guidelines

The Corporation’s Corporate Governance Guidelines embody many of its long-standing practices. The full text of the Guidelines as approved by the Board on March 7, 2006 is set forth in Annex A to this proxy statement. In addition, a copy of the Guidelines is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

The Guidelines outline the composition, qualifications and responsibilities of the Board of Directors. The Guidelines require that at least three of the members of the Board be independent. The Corporation is a “controlled corporation,” since 80% of its voting power is held by Citibank, N.A. As such, the NYSE does not require the Corporation to have a majority of independent directors on the Board. A description of the Corporation’s independence criteria and its independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the Board, in order to ensure that each director is able to devote sufficient time to perform his or her duties as a director.

The Guidelines require that all members of the committees of the Board be independent. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Corporation.

The Guidelines provide for executive sessions at each Board meeting. The responsibility for presiding at the executive sessions is rotated from meeting to meeting among the chairpersons of each Board committee.

Directors are expected to attend Board meetings, meetings of the committees on which they serve and the annual meetings of stockholders.

Under the Guidelines, the Chairman of the Board, in consultation with the other directors, conducts an annual review of Board performance and the performance of each committee. Each committee is also required to conduct its own self-evaluation. The results of these evaluations are required to be reported to the Board. Directors have full and free access to senior management and other employees of the Corporation and are provided with an orientation program for new directors and access to continuing education programs. The Board reviews the Compensation Committee’s report on the Chief Executive Officer’s performance in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term. The Board also works with the Compensation Committee to evaluate potential successors to the Chief Executive Officer.

If an outside director or an immediate family member of a director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization and such entity receives contributions from the Corporation or its affiliates, such contributions will be reported to the Board. If the annual contributions exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of such entity, such contributions shall be given special consideration by the Board for purposes of making the independence determination with respect to the director.

If an outside director serves as an executive officer of a foundation, university, or other non-profit organization and such entity has received, within the preceding three years, annual contributions from the Corporation or its affiliates that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of such entity, such contributions are required to be disclosed in the Corporation’s proxy statement.

The Guidelines restrict certain financial transactions between the Corporation and senior management and their immediate families. Personal loans to directors and their immediate family members other than credit cards, charge cards, and overdraft checking privileges made on market terms in the ordinary course of business are prohibited. Also prohibited are personal loans to executive officers or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, and overdraft checking privileges.

The Guidelines prohibit investments by the Corporation or any member of senior management in a private entity in which a director is a principal or a publicly traded entity in which a director owns or controls a 10% interest.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its directors. The standards describe various types of relationships that could potentially exist between a Board member and the Corporation and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these categorical standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, the Board has determined that each of the following directors is independent: Rodman L. Drake, Glenda B. Glover and Evelyn E. Handler. In addition, the Board has determined that Dr. John Affleck-Graves, a nominee for election as a director of the Corporation, is independent.

Categorical Standards

Relationships as Client

•	Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Corporation may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Corporation or its affiliates.

•	Any other financial services provided to a director or any member of his/her immediate family by the Corporation must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

•	Neither a director nor any immediate family member of a director shall, during any 12-month period within the last three years, have received, directly or indirectly, from the Corporation any compensatory fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Corporation.

Business Relationships

•	All payments made by the Corporation or its parent or affiliates to, and payments received by the Corporation from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	In addition, the aggregate amount of payments in any of the last three fiscal years by the Corporation and its affiliates to, and to the Corporation and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the company receiving the payment.

Charitable Contributions

Annual contributions made by the Corporation or its parent or affiliates in any of the last three fiscal years to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be or have been an employee of the Corporation within the last three years; or

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the director.

•	An outside director may not have a family member who:

(i)	is an executive officer of the Corporation or has been within the last three years; or

(ii)	is, or within the past three years has been part of an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•	(A) Neither a director nor an immediate family member may be a current partner of a firm that is the Corporation’s internal or external auditor; (B) a director may not be a current employee of such a firm; (C) a director may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director or an immediate family member may not have been within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

•	No member of the Audit Committee shall be an affiliated person of the Corporation.

Definitions

For purposes of these independence standards, (i) the term “immediate family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, (ii) the term “primary business affiliation” means an entity of which the director or immediate family member is an officer, partner or employee or in which the director owns directly or indirectly at least a 5% equity interest, (iii) the term “executive officer” has the same meaning as “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934, and (iv) the term “consolidated gross revenues” means consolidated gross revenues as reported on a company’s consolidated financial statements.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with a member or members of the Board of Directors, including the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, The Student Loan

Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901. The Board of Directors has unanimously approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Code of Ethics

The Board has adopted a Code of Ethics for Financial Professionals governing the principal executive officer of the Corporation and all Corporation professionals serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901 or by telephone request to 203-975-6320. Click on “Investors,” then “Board and Management” and then “Code of Ethics for Financial Professionals.” It is listed as an exhibit to the Corporation’s Annual Report on Form 10-K. The Corporation intends to disclose amendments to, or waivers from, the Code of Ethics, if any, on the Corporation’s website.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of the Corporation, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and sign the Code of Conduct. A copy of the Code of Conduct is available on the Corporation’s website at www.studentloan.com or upon request to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320. Click on “Investors,” then “Board and Management” and then “Code of Conduct.”

OTHER MATTERS

The Corporation will bear the cost of solicitation of proxies. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $20,000 plus out-of-pocket expenses.

As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

Only stockholders of record at the close of business (5:00 p.m., Eastern Time) on March 31, 2006 will be entitled to notice of and to vote at the Annual Meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders’ directions. Signing the proxy card does not affect a stockholder’s right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by sending in a new proxy card with a later date, or sending a written notice of revocation to the Corporation’s Investor Relations Office at the address set forth below, prior to the convening of the meeting. If a stockholder attends the Annual Meeting in person, the stockholder may request that a previously submitted proxy not be used. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. On these matters, abstentions and broker non-votes are not considered votes cast.

Citibank, N.A., an indirect wholly owned subsidiary of Citigroup, which exercises sole voting power over a majority of the outstanding shares of the Corporation’s common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and the ratification of the Corporation’s independent auditors. Because of the voting power of Citibank, N.A., the nominees are assured election and the ratification of independent auditors is assured passage.

Copies of the Corporation’s Annual Report to Stockholders and Form 10-K may be obtained without charge by writing to the Corporation’s Investor Relations Office, c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION’S 2007 PROXY STATEMENT

In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Exchange Act, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation’s 2007 Proxy Statement through the close of business on December 29, 2006.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2007 annual meeting of stockholders, but does not seek to include in the Corporation’s proxy statement under the applicable Securities and Exchange Commission rules, must be submitted in accordance with the Corporation’s Bylaws, and must be received at the Corporation’s principal executive offices no earlier than February 19, 2007, and not later than March 21, 2007. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with the Corporation’s Bylaws and must be submitted in writing to the Corporation’s Investor Relations Office c/o The Student Loan Corporation, 750 Washington Blvd., 9th Floor, Stamford, CT 06901, or by telephone request to 203-975-6320.

ANNEX A

THE STUDENT LOAN CORPORATION

CORPORATE GOVERNANCE GUIDELINES

As of March 7, 2006

Mission

The Student Loan Corporation (the “Corporation”) aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Corporation’s business.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective oversight of the Corporation’s business and affairs, including building long-term value for the Corporation’s stockholders and balancing the interests of its other constituencies, including the educational institutions that the Corporation works with, its customers and employees. In all actions taken by the Board, the Directors are expected to exercise their sound business judgment in what they reasonably believe to be in the best interests of the Corporation. In discharging that obligation, absent evidence to the contrary, Directors may rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, with the flexibility to increase the number of Directors in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. Independent Directors (as defined herein) shall be recommended to the Board of Directors by the Chairman for approval, after consultation by the Chairman with the Compensation Committee. All other Directors may be nominated from time to time by the majority shareholder of the Corporation and be recommended to the Board of Directors for approval.

Independence of Directors

At least three of the members of the Board must be independent, such members being referred to herein as “Independent Directors.” The Corporation is not required to have a majority of Independent Directors since 80% of its shares of stock are held by its affiliate, Citibank, N.A. A non-employee Director shall qualify as independent for purposes of service on the Board of the Corporation and its committees only if the Board has determined that the Director has no material relationship with the Corporation or its affiliates or subsidiaries. The Board has adopted the categorical standards set forth in the attached Exhibit “A” to assist the Board in making independence determinations.

Qualifications for Director Candidates

The Chairman of the Board reviews the qualifications of potential director candidates and makes recommendations to the whole Board, after consultation by the Chairman with the Compensation Committee. The factors considered by the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•	Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making.

•	Whether the candidate has special skills, expertise and background that adds to and complements the range of skills, expertise and background of the existing directors.

•	Whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of the Corporation’s stockholders and our other stakeholders in reaching decisions.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the Board and cannot be measured in any mathematical or routine way.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Board, in order to ensure that each Director is able to devote sufficient time to the performance of his or her duties as a Director. Members of the Audit Committee may not serve on more than three public company audit committees, including the Audit Committee of the Corporation.

Interlocking Directorates

No executive officer of the Corporation shall serve as a director of a Corporation where an outside Director of the Corporation is an executive officer.

Retirement from the Board

Directors appointed to the Board may serve on the Board until the Annual Meeting of the Corporation next following their 72nd birthday, and may not be re-elected after reaching age 72, unless this requirement has been waived by the Board. This provision shall not be applicable to any Director who has been appointed to serve one or more terms as a member of the Board of the Directors prior to July 1, 2002.

Evaluation of Board Performance/Term Limits

The Chairman of the Board, in consultation with the other Directors, shall conduct an annual review of Board performance and Board committee performance. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each Director’s skills, areas of expertise, qualification as independent under the NYSE corporate governance rules and any other applicable laws, rules and regulations, consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board, and such other factors as may be determined to be appropriate for review. Each Committee shall conduct an annual evaluation of its own performance as provided in its charter. The results of the review of Board and Committee evaluations shall be summarized and presented to the Board. The Corporation has not adopted term limits for Directors.

Attendance at Meetings

Directors are expected to attend the Corporation’s Annual Meeting of Stockholders, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should, to the extent practicable, be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman shall establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management directors shall meet in executive session at each meeting without the Chief Executive Officer or any other officers of the Corporation present. The responsibility for presiding at the executive sessions shall be rotated from meeting to meeting among the Chairs of the Audit and Compensation Committees. The rotational nature of this responsibility shall be disclosed in the Corporation’s annual proxy statement.

Annual Strategic Review

The Board shall review the Corporation’s strategic plans and the principal issues that it expects the Corporation may face in the future during at least one Board meeting each year.

Communications

The Board believes that the senior management speaks for the Corporation. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Corporation, subject, however, to receipt of prior approval from a majority of Board members.

Board Committees

The standing committees of the Board are the Audit Committee and the Compensation Committee. All members of these committees shall meet the independence criteria, as determined by the Board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. The members of the Audit Committee and Compensation Committee, and the Chairs of such Committees, shall be appointed by the Board on the recommendation of the Chairman of the Board, and may be removed by the Board. Committee Chairs and members shall be rotated at the recommendation of the Chairman of the Board.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board. The Audit Committee charter and the Compensation Committee charter shall be approved and adopted by the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent director may attend any meeting of any committee, upon the consent of such committee, even though he or she may not be a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary for Board purposes or for any committee purpose, without consulting or obtaining the approval of senior management of the Corporation in advance; however, each committee must provide notice to the Chairman of the Board of any retained services.

The Board may establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Corporation. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Corporation identified by the Chief Executive Officer. If the Chief Executive Officer wishes to have additional Corporation personnel attend meetings on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Chairman of the Board. This recommendation shall be based on an annual review of director compensation of companies of similar size and market capitalization. Directors who are employees of the Corporation or any of its subsidiaries or affiliates shall not receive any compensation for their services as Directors. Directors who are not employees of the Corporation or any of its subsidiaries or affiliates shall not enter into any consulting arrangements with the Corporation nor its competitors. Directors who serve on the Audit Committee shall not directly or indirectly receive compensation from the Corporation or any of its subsidiaries for providing accounting, consulting, legal, investment banking or financial advisory services to the Corporation.

Charitable Contributions

If an outside Director or an immediate family member of an outside Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Corporation, such contributions will be reported and considered by the Board for purposes of making the independence determination with respect to the Director.

Director Orientation and Continuing Education

The Corporation shall provide an orientation program for new Directors. Attendance by new Directors at such orientation programs shall be mandatory. The Corporation shall also provide continuing education programs for all members of the Board from time to time. These programs shall include presentations by senior management on the Corporation’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Corporation’s significant facilities, to the extent practical, or to industry sales conferences. All Directors are invited to participate in the orientation and continuing education programs.

Chief Executive Officer and Senior Officer Performance

The Compensation Committee shall conduct an annual review of the Chief Executive Officer’s performance, as well as the performance of all other senior officers, as set forth in its charter. The Board of Directors shall review the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Corporation in the long and short term.

Succession Planning

The Compensation Committee shall make an annual report to the Board on succession planning. The Chairman shall meet periodically with the Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Candidates for the role of successor to the Chief Executive Officer shall be nominated by the Chairman and reviewed by the Compensation Committee prior to succession.

Code of Conduct and Code of Ethics

The Corporation has adopted a Code of Conduct, Code of Ethics for Financial Professionals and related internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Corporation’s business operations. The Code of Conduct applies to all employees of the Corporation, as well as to directors when engaged by or otherwise representing the Corporation and its interests. In addition, the Corporation has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officers of the Corporation and all professionals serving the Corporation in a finance, accounting, treasury, tax or investor relations role. The Audit Committee shall monitor compliance with the Code of Conduct, Code of Ethics for Financial Professionals and related internal policies and guidelines.

Insider Transactions

The Corporation prohibits purchases of Corporation stock by the Corporation from employees. Directors and executive officers of the Corporation shall comply in all respects with the terms of the Corporation’s Personal Trading Policy.

Stock Options

The Corporation prohibits the repricing of any stock options offered to its employees.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, insurance services and other financial services, between the Corporation and any Director or family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Corporation, such transactions shall be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors

The Corporation shall not make any personal loans to Directors or to immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public. In addition, the Corporation or one of its affiliates may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public, to Directors who are employees of the Corporation or its affiliates.

Loans to Executive Officers

The Corporation shall not make any personal loans to executive officers, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker dealer subsidiary of the Corporation or one of its affiliates made in the ordinary course of business of the Corporation or one of its affiliates, of a type that is generally made available to the public, and is on market term, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Corporation nor any member of senior management shall make any investment in a partnership or other privately-held entity in which a Director is a principal or in a publicly-traded company in which a Director directly owns or controls more than a 10% interest.

No Director may invest in a third party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Corporation provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Corporation, unless their participation is approved in advance by the Board. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the Board; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Corporation. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Corporation.

Indemnification

The Corporation provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Corporation’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

The Student Loan Corporation

Director Independence Standards

Approved as of March 7, 2006

An outside director shall qualify as independent for purposes of service on the Board of The Student Loan Corporation (the “Corporation”) and its Committees if the Board, after taking into account all relevant facts and circumstances, has determined that the director, and any immediate family member of the director, has no material relationship with the Corporation or any of its affiliates or subsidiaries. These Director Independence Standards have been drafted to provide guidance to the Board in making independence determinations, and are intended to supplement the provisions contained in the Corporation’s Corporate Governance Guidelines. A fundamental premise of the Standards is that any permitted transactions between the Corporation and a director or his/her immediate family members or their respective primary business affiliations shall be on arm’s-length, market terms.

Relationships as Client

•	Neither a director nor any immediate family member shall have any personal loans from the Corporation, except for credit cards, charge cards and overdraft checking privileges provided by affiliates of the Corporation in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, affiliates of the Corporation may provide home mortgages and home improvement loans made in the ordinary course of business, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered, to directors who are employees of the Corporation or its affiliates. Notwithstanding the foregoing, any extensions of credit by the Corporation or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Federal Reserve and FDIC guidelines.

•	Any other financial services provided to a director or any member of his/her immediate family by the Corporation must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Advisory and Consulting Arrangements

Neither a director nor any immediate family member of a director shall:

•	During any 12-month period within the last three years, have received, directly or indirectly, from the Corporation any compensatory fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee directors generally; or (b) compensation paid to an immediate family member of a director who is a non-executive employee of the Corporation.

Business Relationships

•	All payments made by the Corporation or its parent or affiliates to, and payments received by the Corporation or its affiliates from, a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	In addition, the aggregate amount of payments in any of the last three fiscal years by the Corporation and its affiliates to, or to the Corporation and its affiliates from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the company receiving the payment.

Charitable Contributions

Annual contributions made by the Corporation or its parent or affiliates in any of the last three fiscal years to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $50,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

•	An outside director shall not:

(i)	be, or within the last three years has been, an employee of the Corporation or of one of the Corporation’s affiliates;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation or of one of the Corporation’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed the director; or

•	An outside director may not have a family member who:

(i)	is, or within the last three years has been, an executive officer of the Corporation or of one of the Corporation’s affiliates;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of the Corporation or of one of the Corporation’s affiliates serves or has served on the compensation committee of a company that concurrently employs or employed such family member.

•	(A) Neither a director nor an immediate family member may be a current partner of a firm that is The Student Loan Corporation’s internal or external auditor; (B) a director may not be a current employee of such a firm; (C) a director may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director or an immediate family member may not have been within the last three years a partner or employee of such a firm and personally worked on The Student Loan Corporation’s audit within that time.

•	No member of the Audit Committee shall be an affiliated person of the Corporation.

Definitions

For purposes of these independence standards, (i) the term “immediate family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, (ii) the term “primary business affiliation” means an entity of which the director or immediate family member is an officer, partner or employee or in which the director owns directly or indirectly at least a 5% equity interest, (iii) the term “executive officer” has the same meaning as “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934, and (iv) the term “consolidated gross revenues” means consolidated gross revenues as reported on a company’s consolidated financial statements.

********

2006 PROXY

THE STUDENT LOAN CORPORATION

Annual Meeting of Stockholders—May 18, 2006, 8:30 A.M. (Eastern Time),

The Waldorf-Astoria

301 Park Avenue

New York, New York 10022

(212) 355-3000

INSTRUCTIONS—To withhold authority to vote for any individual nominee,

write that nominee’s name on the line provided below.

John Affleck-Graves, Michael R. Dunn, Evelyn E. Handler, Carl E. Levinson and Simon Williams

Stock is NOT to be voted for the following nominee(s) for director:

The undersigned appoints Michael J. Reardon and Daniel P. McHugh, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 2006 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 18, 2006 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted “FOR” the election of directors and “FOR” the ratification of Independent Auditors.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend.

This Proxy is Solicited on Behalf of the Board of Directors

PROPOSALS OF THE BOARD OF DIRECTORS

The Directors Recommend a Vote FOR

I. Election of Directors

☐  FOR        ☐    WITHHOLD*         ☐  ABSTAIN

Nominees: John Affleck-Graves, Michael R. Dunn, Evelyn E. Handler, Carl E. Levinson and Simon Williams

II. Ratification of Independent Auditors

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

*  To withhold authority to vote for any individual nominee, mark this box AND write that nominee’s name on the line provided on the reverse side of this card.

This Proxy is Solicited on Behalf

of the Board of Directors

Please Sign Here exactly as your name(s)

appear(s) to the left.

Dated:

When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Unless you otherwise indicate, this proxy will be voted “FOR” the election of directors and “FOR” the proposal on Independent Auditors.